Exhibit H(12)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 27th day of October, 2014.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Total Return Bond Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to waive 0.05% of the management fees of the Fund through March 31, 2016. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 27th day of October, 2014.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Eric Wietsma
Eric Wietsma, President

MASSMUTUAL SELECT FUNDS on behalf of the MassMutual Select Total Return Bond Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer